RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT ("Agreement") is made effective on the 31st day of March, 2005, (the "Effective Date"), by and between Lexor Holdings, Inc., a Florida corporation ("Holdings"), Lexor International Incorporated, a Maryland corporation ("Incorporated") and Christopher Long ("Long"), an individual.

WITNESSETH:

            WHEREAS, on or about September 29, 2003, Holdings, Incorporated and Long, the sole shareholder of Incorporated at that time, entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby Holdings, then called Western Silver Lead Corporation, acquired 100% of the issued and outstanding equity interests of Incorporated in exchange for 10,867,000 shares of Holding's common stock, par value $0.001 per share (the "Holdings Shares").

            WHEREAS, the parties hereto desire to rescind the Merger Agreement in its entirety;

            NOW THEREFORE, the parties hereto agree as follows:

1.         Return of the Holdings Shares

            Long and Incorporated hereby agree to surrender the certificate(s) representing the Holdings Shares to the Board of Directors of Holdings upon the execution of this Agreement.

2.         Return of the Equity Interests of Incorporated

            Holdings agrees hereby agrees to surrender the certificate(s) representing 100% of the issued and outstanding equity interests of Incorporated to Long upon execution of this Agreement.

3.         Assets.

            Each party shall be entitled to a return of any assets which it held prior to the closing of the Merger Agreement. Additionally, any assets accumulated subsequent to the merger transaction by Incorporated and not paid for by Incorporated shall become the property of Holdings. Incorporated and Long hereby waive any rights or interests in any of the assets accumulated after completion of the merger transaction. (List of Assets of Each party, Schedule 1.0)

4.         Liabilities

            Incorporated and Long agree that they will be responsible for any and all liabilities of Incorporated which were accrued on behalf of Incorporated and are payable on the date of execution of this Agreement (List of Incorporated Liabilities, Schedule 2.0). Incorporated and Long will also be responsible for any future debts of Incorporated. Incorporated and Long further agree that they will waive any right to claim payment from Holdings for and of the liabilities listed in Schedule 2.0.

            In addition to assumption of existing liabilities as set forth on Schedule 2.0, Incorporated agrees to pay to Christopher Long, individually, the sum of $250,000 in the form of a promissory note, bearing 8% interest, all accumulated interest and principal due and payable September 30, 2005 or sixty days after Holdings will have consummated a business combination with another operating entity, whichever is earlier.

            Holdings agrees that it will be responsible for any and all liabilities of Holdings which were accrued on behalf of Holdings and are payable on the date of execution of this Agreement (List of Holdings Liabilities, Schedule 2.1). Holdings will also be responsible for any future debts of Holdings and further agrees to waive any right to claim payment from Incorporated or Long for any of the liabilities listed in Schedule 2.1.

5.         Governing Law and Forum

            This Agreement and the entire relationship between the parties will be governed by and construed under the laws of the State of California. Any dispute arising under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and be finally resolved by binding arbitration in Los Angeles, California before a single arbitrator. The American Arbitration Association Rules published and current at the date of the referral of any dispute to arbitration pursuant to this clause shall control the selection of the arbitrator and the arbitration process. The rules and regulations of the American Arbitration Association shall be deemed to be incorporated by reference into this clause, and no further agreement of the parties shall be required to initiate such proceeding. The party prevailing in such arbitration shall be entitled to recover, in additional to all other remedies or damages, reasonable attorneys' fees and costs. The parties acknowledge and agree that the arbitrator shall have the authority to enter orders and make awards of specific performance and/or injunctive relief.

6.         Notices

Any notice of other communication required or permitted by the Agreement must be in writing and will be deemed given when (i) delivered in person; (ii) submitted by facsimile with written confirmation of transmission; (iii) delivered by overnight or two day courier, with receipt and date of delivery stated; or (iv) when mailed by U.S. First Class Mail addressed to:

            (a)       Holdings at:

                        Lexor Holdings, Inc.

                        17011 Beach Blvd., Suite 1230

                        Huntington Beach, CA 92647

            (b)       Incorporated and Long at:

                        Lexor International, Inc.

3030 Nieman Avenue

Baltimore, MD 21230

7 .        Waivers

            No failure of any party to insist on performance by another party, of any its obligation in one instance will waive such party's right to insist on performance of that or any other obligation in the future. Any waiver by any party of any provision of this Agreement shall be made expressly in writing and not be considered to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

 8.         Amendments

            This Agreement may not be modified or amended except by written document signed by the parties.

9.         Parties

            This Agreement is for the benefit of, and binds, the parties, their successors and permitted assigns.

10.

Compliance with laws

Incorporated and Long shall fully and promptly cooperate with Holdings with respect to the completion of audit for the Fiscal Year ending December 31, 2004, the filing of Form 10KSB for said period and the filing of Form QSB for the quarter ending March 31, 2005.

11.       Severability

            The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

            The parties have executed this Agreement on the date first written above.

LEXOR HOLDINGS, INC.                           LEXOR INTERNATIONAL, INC.

Date: 3/31/05                                                  Date: 3/31/2005

By: /s/ Henry Fahman                                      By: /s/ Christopher Long

      Henry Fahman, President

    Christopher Long, President

CHRISTOPHER LONG

Date: 3/31/2005

By: /s/ Christopher Long

            Christopher Long